Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC WORLDWIDE SUCCESSFULLY CLOSES $300 MILLION DEBT REDUCTION

-	RAISES $250 MILLION OF NEW EQUITY
-	CONVERTS AN ADDITIONAL $50 MILLION OF DEBT TO EQUITY
-	AMENDED IBT CONTRACT RATIFIED

OVERLAND PARK, Kan., January 31, 2014 – YRC Worldwide Inc. (NASDAQ: YRCW) announced today that it successfully completed a series of transactions that will reduce debt by approximately $300 million. The company issued $250 million of common and preferred stock, the proceeds of which will be used to retire the company’s convertible notes. Additionally, approximately $50 million in principal amount of the company’s other convertible notes were exchanged or converted to common stock. The company also announced that it successfully amended and extended its pension fund obligations to December 2019 and has satisfied the final conditions to its modified contract with the International Brotherhood of Teamsters.

“Today is a great day in the history of YRCW. Beginning in late 2011, this management team set a very deliberate course to stabilize the company and return it to the prominence it once held. While we are not yet done with our operational turnaround at YRC Freight, today’s equity investment and subsequent reduction of approximately $300 million in debt is an incredible validation of the hard work and commitment of every single YRCW employee,” said Jamie Pierson, chief financial officer of YRC Worldwide.

“This transaction will substantially delever the company’s balance sheet and improve the company’s credit profile allowing us to move forward with the final step in the company’s capital structure transformation which is refinancing the senior portion of our debt. We anticipate refinancing our senior debt facilities in mid to late February and by doing so believe we will be able to reduce our interest expense and extend the maturities for five years. Most importantly, we can now fully focus on investing in our employees, equipment and technology and improving our total customer experience. The anticipated capital structure will put the company on solid financial footing and enable us to concentrate on achieving best-in-class performance leading to improved operating results for all of our stakeholders,” concluded Pierson.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about management’s expectations with respect to the use of proceeds and the impact of the equity transactions on the company. The words “will,” “would,” “anticipate,” “expect,” “believe,” “intend” and similar expressions are intended to identify forward-looking statements. The company’s future results could differ materially from any results projected in such forward-looking statements because of a number of factors, including (among others), the company’s ability to refinance the senior debt, the company’s ability to generate sufficient cash flows and liquidity to fund operations, inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation) the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is the holding company for a portfolio of successful companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

Investor Contact:	Stephanie Fisher
913-696-6108
investor@yrcw.com

Media Contact:	Suzanne Dawson
LAK Public Relations, Inc.
212-329-1420
sdawson@lakpr.com